Exhibit 16.1

October 24, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Emmaus Life Sciences, Inc.’s (formerly known as MYnd Analytics, Inc.) statements included under Item 4.01 of its Form 8-K filed on the October 24, 2919 and we agree with such statements concerning our firm.